Ex 99.1

CONTACT:  Investor Relations  (214) 792-4415

SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC

DALLAS, TEXAS – July 7, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.1 billion revenue passenger miles (RPMs) in June 2010, a 5.0 percent increase from the 6.7 billion RPMs flown in June 2009.  Available seat miles (ASMs) increased 1.9 percent to 8.6 billion from the June 2009 level of 8.5 billion.  The load factor for the month was 81.9 percent, compared to 79.5 percent for the same period last year.  For June 2010, passenger revenue per ASM is estimated to have increased in the 24 percent range as compared to June 2009.
For the second quarter 2010, Southwest flew 20.2 billion RPMs, compared to the 19.7 billion RPMs flown for the same period in 2009, an increase of 2.7 percent.  Available seat miles decreased 0.3 percent to 25.5 billion from the second quarter 2009 level of 25.6 billion.  The second quarter 2010 load factor was 79.3 percent, compared to 77.0 percent for the same period last year.
For the first half of 2010, Southwest flew 37.4 billion RPMs, compared to the 36.6 billion RPMs flown for the same period in 2009, an increase of 2.2 percent.  Available seat miles decreased 3.3 percent to 48.1 billion from the 2009 level of 49.7 billion.  The year-to-date load factor was 77.7 percent, compared to 73.6 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JUNE

	2010	2009	CHANGE

Revenue passengers carried	7,914,269	7,658,376	3.3%

Enplaned passengers	9,562,142	9,005,109	6.2%

Revenue passenger miles (000)	7,066,096	6,731,254	5.0%

Available seat miles (000)	8,627,117	8,464,466	1.9%

Load factor	81.9%	79.5%	2.4 pts.

Average length of haul	893	879	1.6%

Trips flown	96,753	95,843	0.9%

	SECOND QUARTER

	2010	2009	CHANGE

Revenue passengers carried	23,047,545	22,676,171	1.6%

Enplaned passengers	27,554,201	26,505,438	4.0%

Revenue passenger miles (000)	20,206,229	19,683,479	2.7%

Available seat miles (000)	25,471,845	25,552,927	(0.3)%

Load factor	79.3%	77.0%	2.3 pts.

Average length of haul	877	868	1.0%

Trips flown	287,222	289,573	(0.8)%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	43,024,380	42,435,861	1.4%

Enplaned passengers	51,248,665	49,555,428	3.4%

Revenue passenger miles (000)	37,367,943	36,575,108	2.2%

Available seat miles (000)	48,091,305	49,724,602	(3.3)%

Load factor	77.7%	73.6%	4.1 pts.

Average length of haul	869	862	0.8%

Trips flown	549,114	568,708	(3.4)%

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